Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GameStop Holdings Corp.
Grapevine, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2005 and March 30, 2005 (except for Note 16, which is dated August 24,
2005), relating to the consolidated financial statements, the effectiveness of GameStop Holdings Corp.'s (f/k/a GameStop Corp.) internal control over financial reporting, and the financial statement schedule of GameStop Holdings Corp. appearing in the Company's Annual Report on Form 10-K and Form 10-K/A, respectively, for the year ended January 30, 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                            /s/ BDO Seidman, LLP
                                            BDO SEIDMAN, LLP

Dallas, TX
October 24, 2005